Exhibit 10.54

[Pinnacle Entertainment Letterhead]

August 12, 2004

Dennis G. Coleman, Executive Director

St. Louis County Port Authority

121 S. Meramec

St. Louis, MO 63105

Re:	Lease and Development Agreement dated August 12, 2004 (the “Lease”) by and between St. Louis County Port Authority (the “Authority”) and Pinnacle Entertainment, Inc. (“Pinnacle”)

Dear Dennis:

This letter will confirm our mutual understandings and agreements regarding the Lease, which you and we have executed and delivered today.

As all of us are aware, the effective date of Ordinance No. 21,908 (the “County Ordinance”) has been stayed as a result of the petition drive to place the County Ordinance on the November election ballot. We are pleased that both the Authority and the County Counselor share our view that the County Ordinance is not properly referable to the voters.

Quite apart from the County Ordinance, the County Council adopted a parallel supporting resolution which is not targeted in the referendum drive. Pinnacle and the Authority are in complete agreement that these resolutions are perfectly adequate to implement the regulatory mechanisms provided for under Missouri law for municipal and county input to the Commission as it makes its determination regarding licensure. St. Louis County voters approved licensed casino gaming more than 10 years ago, and the residents of Lemay have repeatedly demonstrated their overwhelming support for the Pinnacle Project. For these reasons, we have agreed to jointly urge and work with the County to challenge the referendum if the petition drive should garner enough signatures for ballot certification. The Authority and Pinnacle also agree to take reasonable cooperative legal actions, as necessary, to assure that the Project proceeds as quickly as is possible under the development schedule in the Lease and to assure that the Lease remains in full force and legal effect.

While we are confident that a challenge of the referendum petition would be successful, and while we do not intend to delay in proceeding under the Lease, there is always the possibility that the referendum seeking to invalidate the County Ordinance will be on the

Dennis G. Coleman, Executive Director

August 12, 2004

ballot and that the voters might vote in favor of the referendum which could create challenges to the completion of the Project. In that circumstance, the Authority acknowledges that Pinnacle shall have the right but not the obligation to pursue whatever legal action might be needed to protect and complete the Pinnacle Project. Moreover, the Authority further acknowledges that if there are challenges to the completion of the Pinnacle Project arising from the referendum, Pinnacle shall have the right, by delivery of written notice to the Authority, to declare an event of force majeure and to suspend performance of any or all of its ongoing obligations (tolling all relevant deadlines under the Lease for the completion of work or the satisfaction of Conditions, other than the Commission Acceptance Date Condition, including disbursements by Escrow Agent under the Escrow Agreement) until such impediment has been fully and finally removed to Pinnacle’s satisfaction. Finally, the Authority acknowledges that if as a result of some action caused by the referendum petition process, Pinnacle determines in its discretion that it cannot complete or operate the Pinnacle Project as contemplated under the Lease, Pinnacle shall have the right by delivery of written notice to the Authority to terminate the Lease without penalty and receive a full refund of all Deposits and Prepaid Rent held by the Escrow Agent or released by the Escrow Agent to the Authority in accordance with any applicable provision of the Lease.

Even though the Authority recognizes that Pinnacle could declare an event of force majeure now, the parties have determined to proceed on the Project by agreeing that: (a) all references to the term Effective Date in Section l(c) and 2 of the Lease shall be the later of December 1, 2004, or the Commission Acceptance Date; (b) in the event that without fault of Pinnacle, the Commission Acceptance Date Condition, the Zoning Condition or the Site Permit Condition is not timely satisfied (taking into account any force majeure delays for satisfaction of the Zoning or Site Permit Conditions declared by Pinnacle pursuant to the preceding paragraph), Pinnacle shall have the right, in its sole discretion, to terminate the Lease without penalty, and in such event, if the First Deposit, the Second Deposit and the Prepaid Rent have been placed in escrow pursuant to the Lease, the funds shall be returned to Pinnacle as provided in the paragraph above and neither party shall have any further liability under the terms of the Lease; and (c) references to the Commission Acceptance Date in Section 4 of the Lease shall be the later of December 1, 2004, or the Commission Acceptance Date. Notwithstanding the foregoing, Pinnacle reserves its rights to declare a force majeure event at any time with respect to challenges to the completion of the Project arising from the referendum and the Authority agrees to recognize any such force majeure declaration and the rights of Pinnacle outlined in the paragraph above.

In consideration of the foregoing, Pinnacle has agreed to reimburse $220,728.25 in out-of-pocket expenses borne by the Authority through July 31, 2004, in connection with the selection process, the negotiation of the Lease, certain on-going due diligence and

Dennis G. Coleman, Executive Director

August 12, 2004

attention to the concerns addressed in this letter, said amount to be payable subject to Pinnacle’s review and approval of invoices furnished this date by the Authority to Pinnacle. Furthermore, Pinnacle agrees to reimburse the Authority for out-of-pocket expenses borne by the Authority concerning the development of the Project submitted by Real Estate Strategies and reviewed and approved in writing by Pinnacle. Subject to Pinnacle’s prior approval of the scope of services for future legal fees billed by Bryan Cave LLP, Pinnacle also agrees to reimburse the Authority for the actual costs of such fees and expenses subject to approval in writing by Pinnacle.

Terms defined in the Lease and used herein shall have the same meaning as so defined. In the event of any conflict between the Lease, the Escrow Agreement and this letter agreement, this letter agreement shall control and all other terms and provisions of the Lease shall remain in full force and effect. If the foregoing meets with your approval, please sign where indicated below. On behalf of Pinnacle Entertainment, we are pleased that the Authority shares our commitment to this vital and exciting project and our confidence in its ultimate success.

Very truly yours,

/s/ John A. Godfrey
John A. Godfrey Senior Vice President, Secretary and General Counsel

Acknowledged and Agreed this 12th day of August, 2004 St. Louis County Port Authority

By:	/s/ Dennis G. Coleman
Name:	Dennis G. Coleman
Title:	Executive Director